Exhibit 10.97

LICENCE AGREEMENT

between

SENETEK plc, a company incorporated under the Companies Acts (Registered No. 01759068) and having its registered office at c/o Trowers & Hamlins, Sceptre Court, 40 Tower Hill, London EC3N 4DX, England, and its principal place of business at 831A Latour Court, Napa, California 94558 (“Senetek”);

and

PLETHORA SOLUTIONS LIMITED, a company incorporated under the Companies Acts (Registered No. 04977609) and having its registered office at Lupus House, 11 – 13 Macklin Street, Covent Garden, London, WC2B 5NH, England, and its principal place of business at Lupus House, 11 – 13, Macklin Street, Covent Garden, London, WC2B 5NH, England (“Plethora”),

(each a “Party” and together, the “Parties”).

WHEREAS:-

(A)	Senetek is the owner of certain patents, know-how, trademarks and other intellectual property relating to the Product and to the Delivery System;

(B)	Plethora wishes to obtain certain exclusive licences from Senetek for the manufacture, marketing, sale and distribution of the Product and for the marketing, sale, and distribution of the Delivery System in conjunction with the Product, in the Territories; and

(C)	Senetek has agreed to grant to Plethora such exclusive licences, on the terms and conditions set out in this Agreement.

THE PARTIES AGREE as follows:-

1.	DEFINITIONS AND INTERPRETATION

In this Agreement (including the Recitals), unless the context otherwise requires: -

Additional Territories means any country or territory within the Rest of the World;

Agreed Expenses means (i) sales, transfer or excise taxes (including any tax such as value added or similar tax) or government charge (other than income tax) levied on the sale, transportation or delivery of Product and/or the Delivery System; (ii) discounts, credits, rebates and retroactive price adjustments including payments or rebates reasonably and customarily paid in connection with the sale of Product and/or the Delivery System to any governmental or regulatory authority in respect of any state or federal Medicare, Medicaid or similar programs; (iii) freight, shipment and insurance costs incurred transporting Product and/or the Delivery System to a Third Party purchaser and any charges relating to damage to the Product and/or the Delivery System in transit; and any other reasonable deductions incurred in the ordinary course of business and agreed in writing between the Parties from time to time;

Ardana Licence Agreement means that certain Licence Agreement between Senetek and Ardana Bioscience Limited (“Ardana”) dated 17 June 2004 as the same may be amended and in effect from time to time;

Calendar Year means the period from 1 January through 31 December, PROVIDED that the first Calendar Year shall be the period from the Commencement Date through the second 31 December following the Commencement Date.

CMC data means data in respect of chemistry, manufacturing and controls;

Commencement Date means the last date of execution hereof by the Parties;

Competing Product means a pharmaceutical product other than the Product for the local treatment of erectile dysfunction self-administered by injection.

Delivery System means an autoinjector system designed for self-administration of parenteral drugs by the patient as described in the Delivery System Patents;

Delivery System Patents means the patents and patent applications listed in Part 1(b) of the Schedule, all and any patents granted pursuant to the patent applications listed in Part 1 (b) of the Schedule, and all and any reissues, extensions, substitutions, continuations, divisions, continuation-in-part applications and supplementary protection certificates and other extensions of term (and applications therefore) in any part of the world which are based on or include the subject matter claimed in any of the patents and patent applications listed in Part 1(b) of the Schedule;

Delivery System Trade Marks means the registered trade marks for the Delivery System, set out in Part 2(b) of the Schedule, together with all common law trade marks for the Delivery System and all and any rights in get up and trade dress associated with the Delivery System;

Development Data means reports of clinical studies and all other documentation containing or embodying any pre-clinical, clinical, regulatory or CMC data for the Product and/or the Delivery System, and registration dossiers for the Product and/or the Delivery System;

Douglas Packaging means the packaging for the Product as is more particularly described in the design drawings set out in Part 4 of the Schedule;

Employment Regulations means the Transfer of Undertakings (Protection of Employment) Regulations 1981, as amended from time to time;

FDA means the U.S. Food and Drug Administration or its successor;

Intellectual Property Rights means intellectual property rights including but not limited to copyrights, moral rights, patents, database rights, trade marks, designs and design rights (registered and unregistered), utility models, supplementary protection certificates and all rights of a similar nature in any part of the world, and applications and the right to apply for registration of any intellectual property rights;

Invicorp 1 means a composition of the Product containing 25 mcg of vasoactive intestinal polypeptide and 1 mg of phentolamine mesilate;

Invicorp 2 means a composition of the Product containing 25 mcg of vasoactive intestinal polypeptide and 2 mg of phentolamine mesilate;

JCC means the joint coordination committee established pursuant to Clause 11.2;

Marketing Authorisation means any authorisation or other regulatory or governmental approval for the manufacture, distribution, marketing, sale and/or use of the Product and/or the Delivery System in any country in the Territories, as such authorisation, or other regulatory or governmental approvals may be varied from time to time during the period of this Agreement (excluding any form of pricing or reimbursement approval) obtained, and any applications for the same filed, by or on behalf of Plethora during the period of this Agreement;

North America means the countries set out in Part 3 of the Schedule;

Patents means the Product Patents and the Delivery System Patents;

Product means a pharmaceutical product for the local treatment of erectile dysfunction containing the active ingredients vasoactive intestinal polypeptide and phentolamine mesilate in any form of administration, and in any dosage regimen, whatsoever;

Product Patents means the patents and patent applications listed in Part 1(a) of the Schedule, all and any patents granted pursuant to the patent applications listed in Part 1 (a) of the Schedule, and all and any reissues, extensions, substitutions, continuations, divisions, continuation-in-part applications and supplementary protection certificates and other extensions of term (and applications therefor) in any part of the world which are based on or include the subject matter claimed in any of the patents and patent applications listed in Part 1(a) of the Schedule;

Product Revenue means the gross revenue actually received by Plethora and its Sub-Licensees for the sales of Product and/or the Delivery System less any Agreed Expenses, provided that royalties received by Plethora from its Sub-Licensees shall be excluded from the scope of Product Revenue;

Product Trade Marks means the registered trade marks for the Product, set out in Part 2(a) of the Schedule, together with all common law trade marks for the Product and all and any rights in get up and trade dress associated with the Product;

Proprietary Information means:

(i)	all and any reports of clinical studies and other documentation containing or embodying any pre-clinical, clinical, regulatory or CMC data, all regulatory dossiers, and all correspondence for or relating to the Product and/or the Delivery System in Senetek’s possession;

(ii)	all and any databases containing details of clinicians and/or patients to whom Senetek has supplied the Product on a named patient supply basis in Senetek’s possession;

(iii)	all and any information, documents, data and databases, specifications, formulae, standard operating procedures, diagrams, expertise, techniques, and processes relating to manufacturing, packaging and/ or labelling of the Product, or the active ingredients vasoactive intestinal polypeptide and phentolamine mesilate, and/or the Douglas Packaging, in Senetek’s possession; and

(iv)	all and any marketing and promotional materials and packaging developed for use, or used in conjunction, with the Product and/or the Delivery System, in Senetek’s possession.

Quarter means the period from the Commencement Date until the day immediately prior to the next following Quarter Date, the period of three (3) months commencing on the next following Quarter Date, and each subsequent period of three (3) months during the period of this Agreement;

Quarter Date means 1 January, 1 April, 1 July, and 1 October in each Calendar Year;

Rest of the World means each country and/or territory outside North America and those countries for which Ardana is licenced pursuant to the Ardana Licence Agreement;

Schedule means the schedule in four (4) Parts annexed to and which will be deemed to form part of this Agreement;

Serious Adverse Event means any untoward medical occurrence that at any dose:

1.	results in death;

2.	is life-threatening;

3.	requires inpatient hospitalisation or prolongation of existing hospitalisation;

4.	results in persistent or significant disability or incapacity;

5.	is a congenital anomaly/birth defect; or

6.	is another medically important condition;

Sub-Licensee means any Third Party to whom Plethora has granted a licence to use any of the Patents to manufacture, market, sell and/or distribute the Product and/or market, sell or distribute the Delivery System in conjunction with the Product, but excluding distributors and wholesalers;

Territories means North America and any Additional Territories as may be agreed by the Parties pursuant to Clause 8 effective from the date of such agreement (each, a “Territory”);

Third Party means any party other than Senetek and Plethora, and, “Third Parties” will be construed accordingly;

Trade Marks means the Product Trade Marks and the Delivery System Trade Marks; and

Valid Claim means any claim of an issued and unexpired patent comprised within the Patents, which has not been abandoned or allowed to lapse or declared invalid in a final judgement by a court of competent jurisdiction.

1.2	Words denoting the singular include the plural and vice versa, words denoting a gender include all genders, and words denoting persons include corporations and all other legal entities.

1.3	Unless the context otherwise requires, references in this Agreement to any Clause will be deemed to be a reference to the relevant clause of this Agreement.

1.4	The headings are inserted for ease of reference only and will not affect the interpretation or construction of this Agreement.

1.5	Any reference to any English term for any action, remedy, method or judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English term.

2.	DURATION

2.1	This Agreement will commence on the Commencement Date and subject to any mandatory provisions from time to time in force under any applicable legal system which expressly or by implication apply notwithstanding the terms of this Agreement and earlier termination in respect of a Territory under Clauses 17 (Termination) or 21 (Force Majeure), the licences granted under this Agreement will continue in full force and effect on a country by country basis until the later of:

2.1.1	the date on which all of the Patents have been held invalid, allowed to lapse or abandoned or the date of expiration of the last to expire of the Patents in the relevant country; or

2.1.2	ten (10) years from the date of first commercial sale of the Product by Plethora or its Sub-Licensee in the relevant country.

2.2	This Agreement will terminate when all of the licences granted under Clause 3 of this Agreement have terminated in all countries and territories.

3.	GRANT OF LICENCE

3.1	Senetek hereby grants to Plethora, and Plethora hereby accepts, an exclusive royalty bearing licence to use, and to grant sub-licences to Third Parties to use:

3.1.1	the Product Patents, the Product Trade Marks, and the Proprietary Information for the manufacture, marketing, sale and distribution of the Product;

3.1.2	the Delivery System Patents, the Delivery System Trade Marks, and the Proprietary Information for the marketing, sale and distribution of the Delivery System in conjunction with the Product; and

3.1.3	the Douglas Packaging, and all Intellectual Property Rights related to the Douglas Packaging, in conjunction with the Product,

in the Territories, on the terms and conditions contained in this Agreement.

3.2	The licences granted to Plethora pursuant to Clause 3.1 will include the right to use, and to grant sub-licences to use, the Patents, Trade Marks, and the Proprietary Information for the purposes of research and development activities (including but not limited to carrying out clinical trials) anywhere in the world in order to enable Plethora to exercise its rights and fulfil its obligations under this Agreement, but for the avoidance of doubt not to manufacture, package, market, sell or distribute the Product elsewhere than within the Territories.

3.3	Subject to lawful termination of the licences granted to Plethora under this Agreement in respect of a Territory, Senetek will not at any time during the period of this Agreement use, or permit or grant to any Third Party a licence to use, the Patents, Trade Marks, the Proprietary

Information or the Douglas Packaging, in relation to the manufacture, marketing, sale and distribution of the Product or the marketing, sale and distribution of the Delivery System in conjunction with the Product, or to conduct pre-clinical or clinical trials, in the Territories.

3.4	Senetek will execute all documents and give all declarations regarding the licences granted to Plethora pursuant to this Agreement and will provide such further assistance as is reasonably required by Plethora to enable Plethora to record or register the licences granted to Plethora pursuant to this Agreement at the various patent, and/or trade mark, offices (as appropriate) in the Territories, for the benefit of Plethora, PROVIDED Plethora will, on demand, reimburse Senetek for the reasonable out of pocket expenses actually incurred by Senetek in the provision of such further assistance pursuant to this Clause 4.4.

4.	SUPPLY OF PROPRIETARY INFORMATION

4.1	Senetek will, within thirty (30) days of the Commencement Date, provide to Plethora a data package that will include all of the Proprietary Information in written form and, if Senetek’s reasonable costs of preparing the same are advanced by Plethora, in electronic form. If, at any time during the course of this Agreement, Plethora believes that the data package provided by Senetek pursuant to this Clause 4.1 is incomplete, Plethora may provide written notice thereof to Senetek and, if the data package so provided is incomplete, Senetek will provide Plethora with all additional Proprietary Information as soon as reasonably possible. Senetek will use its best endeavours to answer all questions received from Plethora regarding the Proprietary Information as soon as reasonably possible after receipt.

5.	SUB-LICENSING

5.1	Plethora will be entitled to grant sub-licenses of its rights under this Agreement to a Third Party, or Third Parties, in whole or in part without any requirement to obtain the prior written consent of Senetek, PROVIDED any such sub-license shall require such Third Party to observe and comply with all of the obligations undertaken in this Agreement by Plethora and no such sub-licence to a Third Party shall relieve Plethora of any of its obligations under this Agreement.

6.	DELIVERY SYSTEM

6.1	Senetek will use its best endeavours to:

6.1.1	identify a suitable Third Party to manufacture the Delivery System on behalf of Senetek and its licensees;

6.1.2	enter into an agreement with such Third Party in terms of which Senetek grants to such Third Party a license under the Delivery System Patents to manufacture and supply the Delivery System on behalf of Senetek and its licensees;

6.1.3	cause such manufacturing licensee to enter into good faith negotiations with Plethora, solely at Plethora’s request, in relation to an exclusive manufacturing and supply contract, on reasonable and customary terms, for Plethora’s requirements of the Delivery System for marketing and sale in conjunction with the Product in the Territories for the period of this Agreement, within twelve (12) months following the Commencement Date.

7.	REGULATORY APPROVALS (NORTH AMERICA)

7.1	Following the Commencement Date, Plethora will be responsible for all regulatory, pricing and reimbursement, manufacturing, sales and marketing costs for the Product in North America. Plethora undertakes to incur such expenditure (including, but not limited to regulatory costs and fees, marketing costs, manufacturing set-up costs, fees of external advisers and out-of-pocket expenses) on and after the Commencement Date as are reasonably appropriate to fulfil its obligations pursuant to this Clause 7.1.

7.2	Plethora will use commercially reasonable endeavours to obtain, as promptly as reasonably practicable, all authorisations and other regulatory or governmental approvals necessary for the commercial sale of the Product in each country of the Territories.

7.3	All authorisations or other regulatory or governmental approvals for the commercial sale of the Product (whether in conjunction with the Delivery System or otherwise) in the Territories will be held in Plethora’s name.

8.	ADDITIONAL TERRITORIES (REST OF THE WORLD)

8.1	Plethora acknowledges that, pursuant to the Ardana License Agreement, Ardana has been granted a right of first offer as respects the grant by Senetek of any licence of rights to use the Patents, Trade Marks, the Proprietary Information or the Douglas Packaging, in relation to the manufacture, marketing, sale and distribution of the Product or the marketing, sale and distribution of the Delivery System in conjunction with the Product, for any country or territory in the Rest of the World.

8.2	Subject to the prior rights of Ardana referred to in Clause 8.1:

8.2.1	if at any time during the period of this Agreement Senetek intends to make an offer to a Third Party other than Ardana, or receives an offer from a Third Party other than Ardana, in relation to a licence of rights to use the Patents, Trade Marks, the Proprietary Information or the Douglas Packaging, in relation to the manufacture, marketing, sale and distribution of the Product or the marketing, sale and distribution of the Delivery System in conjunction with the Product, for any country or territory in the Rest of the World, Senetek will, in the case where Senetek intends to make the relevant offer, prior to making any such offer, and in the case where Senetek receives the relevant offer, within seven (7) days after receipt, give written notice to Plethora of the offer which Senetek intends to make to the Third Party or the offer received from the Third Party (as appropriate); and

8.2.2	if at any time during the period of this Agreement Plethora desires to obtain from Senetek a license of rights to use the Patents, Trade Marks, the Proprietary Information or the Douglas Packaging, in relation to the manufacture, marketing, sale and distribution of the Product or the marketing, sale and distribution of the Delivery System in conjunction with the Product, for any country or territory in the Rest of the World, Senetek will give written notice to Plethora, within seven (7) days after receipt of Plethora’s notice, acknowledging receipt and undertaking to comply with this Article 9.

8.3	Following receipt of a written notice from Senetek pursuant to Clause 8.2.1, Plethora will have a period of thirty (30) days (the “Notice Period”) to determine whether it wishes to extend its licence of rights under this Agreement to include the relevant Additional Territory to which the notice served by Senetek pursuant to Clause 8.2 refers. If Plethora elects to so seek to extend its licence it shall notify Senetek in writing prior to expiry of the Notice Period.

8.4	Promptly following receipt of a written notice to Plethora from Senetek pursuant to Clause 8.2.2 or receipt of a written notice to Senetek from Plethora pursuant to Clause 8.3 the Parties will discuss and negotiate, acting reasonably and in good faith, the commercial terms to apply in respect of the licence for the relevant Additional Territory.

8.5	Senetek will not:

8.5.1	sign any term sheet or enter into any agreement with a Third Party in relation to use of the Patents, Trade Marks, the Proprietary Information or the Douglas Packaging, in

relation to the manufacture, marketing, sale and distribution of Product or the marketing, sale and distribution of the Delivery System in conjunction with the Product, for any Additional Territory without first giving written notice to Plethora as required by Clause 8.2;

8.5.2	during the Notice Period enter into any agreement with any Third Party in relation to use of the Patents, Trade Marks, the Proprietary Information or the Douglas Packaging, in relation to the manufacture, marketing, sale and distribution of Product or the marketing, sale and distribution of the Delivery System in conjunction with the Product, for the relevant Additional Territory;

8.5.3	for a period of three (3) months after receipt Plethora of a notice from Senetek pursuant to Clause 8.2.2 or receipt by Senetek of a notice from Plethora pursuant to Clause 8.3 enter into any agreement with any Third Parties in relation to use of the Patents, Trade Marks, the Proprietary Information, or any rights related to the Douglas Packaging, in relation to the manufacture, marketing, sale and distribution of Product or the marketing, sale and distribution of the Delivery System in conjunction with the Product, for the relevant Additional Territory;

8.5.4	disclose the terms of this Agreement or any communication received from Plethora pursuant to this Clause 8 to any Third Party with whom it enters into discussions or negotiations in relation to use of the Patents, Trade Marks, the Proprietary Information or the Douglas Packaging, in relation to the manufacture, marketing, sale and distribution of Product or the marketing, sale and distribution of the Delivery System in conjunction with the Product, in respect of the relevant Additional Territory.

8.6	If the parties are unable to agree the commercial terms to apply in respect of the licence for the Additional Territory within a period of three (3) months period following the date of receipt by Plethora of the written notice from Senetek pursuant to Clause 8.2.2 or by Senetek of the written notice from Plethora pursuant to Clause 8.3, Senetek will be free to grant a licence under the Patents, Trade Marks, Know-How, or any rights related to the Douglas Packaging, in relation to the manufacture, marketing, sale and distribution of the Product or the marketing, sale and distribution of the Delivery System in conjunction with the Product, in respect of the Additional Territory to a Third Party, PROVIDED Senetek will not grant a licence to a Third Party in respect of the Additional Territory without first giving Plethora the opportunity to enter into a licence agreement in respect of the Additional Territory on equivalent commercial terms offered by/to Senetek to/by the relevant Third Party, such right to be exercised by Plethora within fourteen (14) days of receipt of a written notice from Senetek of its intention to enter into a licence agreement in respect of the Additional Territory with a Third Party and detailing fully the commercial terms of such proposed licence agreement.

8.7	If at any time following receipt of a notice under Clause 8.2 Plethora determines that it does not wish to extend its licence of rights under this Agreement to include an Additional Territory, Plethora will notify Senetek forthwith. Following receipt of such notice Senetek will be free to enter into a licence agreement in respect of such Additional Territory with a Third Party on such terms as it may determine.

8.8	Provided that the written notice from Senetek pursuant to Clause 8.2.2 or from Plethora pursuant to Clause 8.3 shall be given not later than September 30, 2006, Senetek will use its best efforts to complete the negotiations provided for in Clause 8.4 in relation to the grant to Plethora of a licence of rights to use the Patents, Trade Marks, the Proprietary Information or the Douglas Packaging, in relation to the manufacture, marketing, sale and distribution of the Product or the marketing, sale and distribution of the Delivery System in conjunction with the Product, for the country or countries in the Rest of the World referred to in such notice by 31 December 2006.

9.	FEES/ROYALTIES

9.1	In consideration of the rights granted to it under this Agreement, Plethora will pay to Senetek:

9.1.1	the sum of *** upon receipt by Plethora of the marketing authorisations necessary for the commercial sale of both Invicorp 1 and Invicorp 2 in Canada or the United States of America;

9.1.2	the sum of *** upon receipt by Plethora of the marketing authorisations necessary for the commercial sale of both Invicorp 1 and Invicorp 2 in each other country within the Territories;

9.1.3	the sum of *** upon the first commercial sale pursuant to a marketing authorisation in any country within the Territories;

9.1.4	the sum of *** upon the first anniversary of the first commercial sale referred to in Clause 10.1.3;

*** Confidential treatment has been requested

9.1.5	the sum of *** if and once cumulative Product Revenue in relation to sales of Product in the Territories exceeds *** ;

9.1.6	the sum of *** following the first Calendar Year in which Product Revenue in relation to sales of Product in the Territories exceeds ***; and

9.1.7	the sum of *** following the first Calendar Year in which Product Revenue in relation to sales of Product in the Territories exceeds ***,

in the manner specified in Clauses 9.3 through 9.9.

9.2	In addition to the sums referred to in Clause 9.1 Plethora will pay Senetek royalties at the rate of *** of all Product Revenue received by Plethora and its Sub-Licensees in respect of sales of Product in the Territories with respect to each Calendar Year until the Product Revenue received by Plethora and its Sub-Licensees in relation to sales of Product with respect to such Calendar Year reaches ***, and thereafter *** of all Product Revenue received by Plethora and its Sub-Licensees with respect to such Calendar Year, in the manner specified in Clauses 9.4 through 9.9.

9.3	Plethora will inform Senetek within thirty (30) days following the occurrence of an event for which a sum is payable to Senetek pursuant to Clauses 9.1.1 through 9.1.4. Plethora will pay the sums due to Senetek pursuant to Clauses 9.1.1 to 9.1.4 within thirty (30) days after the occurrence of the event for which such sum is payable. Plethora will pay the sums due to Senetek pursuant to Clauses 9.1.5 through 9.1.7 within sixty (60) days following the end of the Quarter in which the Product Revenue reaches the specified level.

9.4	Plethora will pay all royalties due to Senetek in respect of each Quarter within sixty (60) days following the end of the relevant Quarter. A written statement showing the following will accompany all payments of royalties to Senetek: -

9.4.1	the quantity of Product and/or Delivery Systems sold by Plethora and its Sub-Licensees during the relevant Quarter on a country by country basis;

*** Confidential treatment has been requested

9.4.2	the Product Revenue generated during the relevant Quarter on a country by country basis; and

9.4.3	the royalties due to Senetek for the relevant Quarter.

9.5	All sums payable under this Agreement are expressed exclusive of any value added tax, which may be due thereon, and for which Plethora will be additionally liable.

9.6	All royalties and other sums payable under this Agreement will be paid in United States Dollars, and if any such sums or royalties are expressed in this Agreement or calculated in a currency other than Dollars, they will be converted into Dollars using the relevant daily cross-currency exchange closing mid-point for that currency as quoted in the Financial Times newspaper on the last business day of the Quarter in respect of which the royalties or other sums are due.

9.7	Plethora will at all times keep true and accurate records of all sales of Products and Delivery Systems by Plethora, and will require its Sub-Licensees to keep true and accurate records of all of their sales of Products and Delivery Systems, during the period of this Agreement. Plethora will allow Senetek or its authorised agents (provided that such agents have entered into an appropriate confidentiality agreement with Plethora), not more than once per annum, on giving reasonable notice access to inspect and take copies of its records (including but not limited to reports of sales of Product and Delivery Systems received by Plethora from its Sub-Licensees) for the purpose of verifying the amount of royalties and other sums due to Senetek under this Agreement.

9.8	If Plethora is required by law to make any deduction or to withhold any part of any amount due to Senetek under this Agreement, Plethora will give to Senetek proper evidence of the amount deducted or withheld and payment of that amount to the relevant taxation authority, and will use its reasonable endeavours to assist Senetek to claim exemption from or, if that is not possible, to obtain a credit for the amount deducted or withheld under any applicable double taxation or similar agreement from time to time in force.

9.9	The provisions of this Clause 9 will remain in full force and effect following termination of this Agreement for whatever reason until settlement of all subsisting claims of Senetek under this Agreement.

10.	GLOBAL COORDINATION

10.1	Plethora acknowledges that pursuant to the Ardana Licence Agreement Senetek and Ardana have formed a joint coordinating committee (“JCC”) responsible for coordination of a global strategy for regulatory affairs, clinical development, Product Development and the manufacturing and marketing of the Product (whether in conjunction with the Delivery System or otherwise) throughout the world. Plethora agrees to join the JCC, which thereupon (until such time, if any, as a third party licensee may join the JCC) will be comprised of up to seven (7) appropriately qualified representatives of the parties, three (3) of whom shall be appointed by Ardana, two (2) of whom shall be appointed by Plethora and two (2) of whom shall be appointed by Senetek. The chairperson of the JCC will be Dr. Maureen Lindsay, or if Dr Lindsay is not available to attend any meeting of the JCC, such of the JCC’s other nominated members as a majority of the members in attendance may appoint. The JCC is entitled to invite to each of its meetings such additional representatives or external advisers as may be necessary or desirable to fulfil the responsibilities of the JCC. The JCC is to convene not less than twice each Calendar Year on dates and at times, and in locations or by teleconferencing, to be agreed between the members of the JCC. Each party is to bear its own costs in relation to participation of its members at meetings of the JCC.

10.1.1	keep the other Party fully informed and consult with the other Party on an ongoing basis in relation to the actions they propose to take in relation to regulatory affairs, Product development (including, but not limited to, proposed studies and clinical trials in relation to the Product and the Delivery System) and the manufacturing and marketing, of the Product; and

10.1.2	take account of the other Party’s comments in relation to regulatory affairs, Product development and the manufacturing and marketing, of the Product.

For the avoidance of doubt, the Parties will not share information in relation to the commercial terms of sale of the Product and/or the Delivery System including, but not limited to, sale price (whether by a Party or its sub-licensees).

10.3	Each of the Parties shall make available all relevant information, data, and records in its possession, to the JCC to enable the JCC to properly fulfil its responsibilities. The chairperson of the JCC shall be responsible for preparing and circulating to the members and the Parties minutes of each meeting of the JCC.

10.4	The Parties acknowledge and agree that the JCC shall have no authority to amend the terms of this Agreement and neither Party shall be obliged to take any action recommended or proposed by the JCC.

11.	DEVELOPMENT DATA

11.1	Each of the Parties will disclose to the other Party all Development Data which it generates or which is generated, in Senetek’s case, by its other licensees and in Plethora’s case, by its Sub-Licensees during the period of this Agreement.

11.2	Plethora and its Sub-Licensees will be entitled to use all Development Data generated by Senetek for the development, manufacture, marketing, sale and distribution of the Product, and the marketing, sale and distribution of the Delivery System in conjunction with the Product, in the Territories without any requirement to make any additional payments to Senetek. Plethora and its Sub-Licensees will be entitled to use all Development Data generated by Senetek’s other licensees for the development, manufacture, marketing, sale and distribution of the Product, and the marketing, sale and distribution of the Delivery System in conjunction with the Product, in the Territories subject to agreeing a reasonable and appropriate fee for such use with the relevant licensee.

11.3	Senetek will be entitled to use all Development Data generated by Plethora and its Sub-Licensees for the development, manufacture, marketing, sale and distribution of the Product, and the marketing, sale and distribution of the Delivery System in conjunction with the Product, outside of the Territories without any requirement to make any additional payments to Plethora or its Sub-Licensees. Senetek’s licensees will be entitled to use all Development Data generated by Plethora and its Sub-Licensees for the development, manufacture, marketing, sale and distribution of the Product, and the marketing, sale and distribution of the Delivery System in conjunction with the Product, outside of the Territories subject to agreeing a reasonable and appropriate fee for such use with Plethora or the relevant Sub-Licensee.

12.	EXCHANGE OF SAFETY INFORMATION

12.1	Senetek will be responsible for co-ordinating and managing global pharmacovigilance in respect of the Product and the Delivery System.

12.2	Each Party will keep the other Party informed in relation to all reports including, but not limited to, publications of adverse events coming to that Party’s knowledge with regard to safety of the Product and/or the Delivery System, regardless of the origin of such reports.

12.3	Each Party will report to the other all and any Serious Adverse Events in respect of the Product and/or the Delivery System, whether in relation to clinical trials or otherwise, within three (3) days of such event coming to that Party’s knowledge or attention.

12.4	Senetek will procure that each of its licensees and sub-licensees from time to time reports to Plethora all and any Serious Adverse Events in respect of the Product and/or the Delivery System, whether in relation to clinical trials or otherwise, within three (3) days of such event coming to that licensee’s or sub-licensee’s knowledge or attention. Senetek will notify Plethora within fourteen (14) days following the appointment of each licensee or sub-licensee from time to time and will provide contact details of the responsible person (from time to time) for pharmacovigilance within such licensee or sub-licensee. Thereafter Plethora will report to the said responsible person all and any Serious Adverse Events in respect of the Product and/or the Delivery System, whether in relation to clinical trials or otherwise, within three (3) days of such event coming to Plethora’s knowledge or attention.

12.5	Each Party will submit, and Senetek will procure that its other licensees and sub-licensees submit, appropriate Periodic Safety Update Reports in respect of each country or territory in which it holds a marketing authorisation or it is conducting clinical trials in accordance with the applicable guidelines, including but not limited to the “Notice to Marketing Authorization Holders: Pharmacovigilance Guidelines”, the ICH E2C Guidelines “Clinical Safety Data Management: Periodic Safety Update Reports for Marketed Drugs” and the relevant FDA guidelines (all as the same may be updated, revised or reissued from time to time) and will provide a copy of each such Periodic Safety Update Report to the other Party and all other Senetek licensees or sub-licensees.

13.	PATENT MAINTENANCE AND PROSECUTION

13.1	Senetek will, during the period of this Agreement, be responsible for prosecution and maintenance of the Patents and will take all actions necessary to prosecute and maintain the Patents, including but not limited to ensuring that all fees necessary to prosecute and maintain the Patents are timely paid. In addition, Senetek will, where available and on Plethora’s request, apply timely for and thereafter prosecute any applications for and maintain, any extensions to patent term, including but not limited to supplementary protection certificates in respect of the Product and the Delivery System.

13.2	Senetek will:

13.2.1	at all times keep Plethora informed of and will consult with Plethora on an ongoing basis regarding the actions proposed to be taken by Senetek from time to time in relation to prosecution and maintenance of the Patents (including, but not limited to supplementary protection certificates or equivalents);

13.2.2	ensure that the patent agents prosecuting the and/ or maintaining the Patents simultaneously copy all of their correspondence to Senetek in connection therewith, and promptly provide copies of its own correspondence to with such patent agents, to Plethora so that, insofar as reasonably practicable, Plethora may be currently informed of the continuing prosecution and maintenance of the Patents and may comment upon such documentation sufficiently in advance of any deadline for filing a response thereto;

13.2.3	take reasonable account of all comments received from Plethora in relation to any decisions which require to be taken with regard to prosecution and maintenance of the Patents; and

14.2.4	not abandon or narrow any of the claims contained within the Patents, or abandon or allow to lapse any of the Patents, without first obtaining Plethora’s prior written consent thereto.

13.3	Each Party will notify the other Party of any:

13.3.1	actual, threatened or suspected infringement of any of the Patents; or

13.3.2	proceedings commenced against it in which the validity or ownership of any of the Patents is challenged,

as soon as reasonably practicable after it becomes aware of such matters.

13.4	Plethora will, during the period of this Agreement and in consultation with Senetek, be entitled to take any action, legal or otherwise (including but not limited to commencing and conducting relevant court proceedings in its own name or in the joint names of the Parties), as may be necessary or expedient to prevent or stop any infringement of the Patents or to defend the Patents against any challenge to validity or ownership in the Territory. Senetek may participate in any such court proceedings at it own expense and using Counsel of its own choice provided that it has notified Plethora, in writing, of its intention to do so within seven (7) days following receipt of notice from Plethora of the commencement of the relevant court proceedings.

13.5	Senetek will, on Plethora’s request, provide to Plethora all information, documentation and assistance (including but not limited to executing documents) which Plethora may reasonably require to enable it to take any action or commence or conduct any proceedings pursuant to Clause 13.4.

13.6	The Parties acknowledge that unless otherwise agreed:

13.6.1	all costs associated with Plethora taking any action or commencing or conducting any proceedings under Clause 13.4 will be paid by Plethora and all sums awarded or received by Plethora in connection with such actions or proceedings will belong solely to Plethora;

13.6.2	all costs associated with Senetek taking any action or commencing or conducting any proceedings to prevent or stop any infringement of the Patents or to defend the Patents against any challenge to validity or ownership will be paid by Senetek and all sums awarded or received by Senetek in connection with such actions or proceedings will belong solely to Senetek; and

13.6.3	all costs associated with Senetek and Plethora jointly taking any action or commencing or conducting any proceedings to prevent or stop any infringement of the Patents or to defend the Patents against any challenge to validity or ownership will be shared by the parties equally and all sums awarded or received by Senetek and Plethora in connection with such actions or proceedings (an “Award”) will belong solely to Plethora, except that each Party will be reimbursed pro rata from the Award for its costs based upon the amount of costs actually incurred by the relevant Party in respect of the relevant action or proceeding. The remainder of the Award, following deduction of each Party’s costs as aforesaid, will be regarded, for the purposes of Clause 10.2, as Product Revenue in the Quarter in which the relevant sums were actually received by Plethora.

14.	TRADE MARK MAINTENANCE

14.1	Senetek will, during the period of this Agreement be responsible for maintaining the Trade Marks and will take all actions necessary to maintain the Trade Marks, including but not limited to ensuring that all renewal fees necessary to maintain the Trade Marks are timely paid.

14.2	Plethora will give Senetek, on request, such information as to its use of the Trade Marks as may be reasonably required by Senetek to maintain registration of the Trade Marks within the Territories.

14.3	Senetek will not abandon or allow to lapse any of the Trade Marks without first obtaining Plethora’s prior written consent thereto.

14.4	Each Party shall promptly give notice in writing to the other if it becomes aware of:-

14.4.1	any infringement or suspected infringement within the Territories of the Trade Marks; and

14.4.2	proceedings commenced against it in which the validity or ownership of any of the Trade Marks is challenged,

as soon as reasonably practicable after it becomes aware of such matters.

14.5	Plethora will, during the period of this Agreement and in consultation with Senetek, be entitled to take any action, legal or otherwise (including but not limited to commencing and conducting relevant court proceedings in its own name or in the joint names of the Parties), as may be necessary or expedient to prevent or stop any infringement of the Trade Marks or to defend the Trade Marks against any challenge to validity or ownership in the Territory. Senetek may participate in any such court proceedings at it own expenses and using Counsel of its own choice provided that it has notified Plethora, in writing, of its intention to do so within seven (7) days following receipt of notice from Plethora of the commencement of the relevant court proceedings.

14.6	Senetek will, on Plethora’s request and at Plethora’s expense, provide to Plethora all information, documentation and assistance (including but not limited to executing documents) which Plethora may reasonably require to enable it to take any action or commence or conduct any proceedings pursuant to Clause 14.5.

14.7	The Parties acknowledge that unless otherwise agreed:

14.7.1	all costs associated with Plethora taking any action or commencing or conducting any proceedings under Clause 15.6 will be paid by Plethora and all sums awarded or received by Plethora in connection with such actions or proceedings will belong solely to Plethora;

14.7.2	all costs associated with Senetek taking any action or commencing or conducting any proceedings to prevent or stop any infringement of the Trade Marks or to defend the Trade Marks against any challenge to validity or ownership will be paid by Senetek and all sums awarded or received by Senetek in connection with such actions or proceedings will belong solely to Senetek; and

14.7.3	all costs associated with Senetek and Plethora jointly taking any action or commencing or conducting any proceedings to prevent or stop any infringement of the Trade Marks or to defend the Trade Marks against any challenge to validity or ownership will be shared by the parties equally and all sums awarded or received by Senetek and Plethora in connection with such actions or proceedings (an “Award”) will belong solely to Plethora, except that each Party will be reimbursed pro rata from the Award for its costs based upon the amount of costs actually incurred by the relevant Party in respect of the relevant action or proceeding. The remainder of the Award, following deduction of each Party’s costs as aforesaid, will be regarded, for the purposes of Clause 10.2, as Product Revenue in the Quarter in which the relevant sums were actually received by Plethora.

15.	CONFIDENTIALITY

15.1	Save as expressly permitted under Clause 11 (Development Data) or Clause 12 (Exchange of Safety Information) and subject to Clause 15.2, each Party (the “Receiving Party”) will not at any time during the period of this Agreement nor at any time thereafter disclose or use, or permit to be disclosed or used, any information of a confidential nature which the other Party (the “Disclosing Party”) may disclose to it or which may be disclosed to it on the Disclosing Party’s behalf during the period of this Agreement (including but not limited to information relating to Development Data, Marketing Authorisations, and the Disclosing Party’s research and development activities, business or scientific strategies, opportunities, finances or processes) to any Third Party (excluding in Plethora’s case, its Sub-Licensees) without the Disclosing Party’s prior written consent. The Receiving Party will ensure that its employees, officers and directors (and Plethora will ensure that its Sub-Licensees) to whom such confidential information of the Disclosing Party is disclosed are made aware of the confidential nature thereof and comply at all times with the terms of this Clause 16. The Receiving Party will be responsible for breaches of confidentiality in respect of the Disclosing Party’s confidential information by its employees, officers and directors.

15.2	The obligations contained in this Clause 15 will not extend to any information which the Receiving Party can show by written evidence: -

15.2.1	is or becomes generally available to the public otherwise than by reason of a breach by the Receiving Party or its employees, directors or agents (and in Plethora’s case, its Sub-Licensees) of the provisions of this Clause 15; or

15.2.2	is known to the Receiving Party and is at its free disposal prior to receipt from or on behalf of the Disclosing Party under this Agreement; or

15.2.3	is subsequently disclosed to the Receiving Party without obligation of confidence by a Third Party owing no obligation of confidentiality to the Disclosing Party in respect thereof; or

15.2.4	legally requires to be disclosed; or

15.2.5	requires to be disclosed pursuant to an application for authorisation or other regulatory or governmental authority necessary for the commercial sale of Product or in respect of any proceedings before any patent or trade mark office throughout the world.

15.3	Each Party shall keep the terms of this Agreement confidential and shall not make any public announcement in relation to the entering into of this Agreement without the other Party’s prior written consent, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, each Party may disclose the terms of this Agreement to any securities exchange or regulatory authority or governmental body to which the relevant Party is subject or submits, wherever situated including, but not limited to, the U.S. Securities Exchange Commission, the U.K. Stock Exchange Panel or the Panel on Take-overs and Mergers, PROVIDED that the relevant Party takes full advantage of all provisions to keep confidential as many terms of this Agreement as possible, and to its investors, potential investors and to its professional advisers, PROVIDED that such parties are bound by an appropriate obligation of confidentiality in relation to such disclosure.

16.	WARRANTIES AND INDEMNITIES

16.1	Senetek hereby warrants to Plethora that as at the Commencement Date:

16.1.1	it has full power and authority to enter into and to perform its obligations under, and to grant to Plethora the licences contained in, this Agreement;

16.1.2	it is the sole and exclusive owner of the Patents and the Trade Marks;

16.1.3	the Patents and the Trade Marks are subsisting and so far as Senetek is aware, valid and Part 1 of the Schedule is true, accurate and complete;

16.1.4	no licences or other rights to use the Patents, the Trade Marks, the Proprietary Information and/or the Douglas Packaging, and the Intellectual Property Rights (if any) therein, have been or will be granted by Senetek in respect of the Territories;

16.1.5	all fees payable in respect of the Patents and/or the Trade Marks, including but not limited to, application and renewal fees, have been duly paid and with respect to the patent applications comprised within the Patents, Senetek has done everything necessary to prosecute such patent applications, all such patent applications are proceeding normally and, so far as Senetek is aware, there are no material facts which could significantly undermine or reduce to a significant extent the scope of any protection of any patents arising from such patent applications;

16.1.6	there are no Third Parties having any rights in or to the Patents, Trade Marks, the Proprietary Information, and the Intellectual Property Rights (if any) in respect of the Douglas Packaging which conflict with the rights granted to Plethora under this Agreement or which would invalidate or prejudice in any way the licences granted to Plethora hereunder;

16.1.7	so far as Senetek is aware, use of the Patents, the Trade Marks, the Proprietary Information and/or the Douglas Packaging does not infringe the Intellectual Property Rights of any Third Party;

16.1.8	no Third Party has made any claim with respect to ownership or inventorship of the Patents, or of ownership of the Trade Marks, the Proprietary Information and/or the Douglas Packaging;

16.1.9	Senetek does not employ any individual whose contract of employment may have effect from and after the Commencement Date as if originally made between Plethora and such individual by virtue of the Employment Regulations or any judicial decision interpreting the same, or otherwise; and

16.1.10	Senetek is not, and has not been, in default of any of its obligations under overdrafts, loans, and other financial facilities available to it nor under any lien, mortgage, or other security interest granted by Senetek in respect of such overdrafts, loans, and other financial facilities and no steps for the enforcement of any lien, mortgage, or other security interest granted by Senetek in respect of such overdrafts, loans, and other financial facilities have been taken or threatened

16.2	Plethora hereby warrants to Senetek as at the Commencement Date that:

16.2.1	it has the full power and authority to enter into and to perform its obligations under this Agreement; and

16.2.2	Plethora is not, and has not been, in default of any of its obligations under overdrafts, loans, and other financial facilities available to it nor under any lien, mortgage, or other security interest granted by Plethora in respect of such overdrafts, loans, and other financial facilities and no steps for the enforcement of any lien, mortgage, or other security interest granted by Plethora in respect of such overdrafts, loans, and other financial facilities have been taken or threatened.

16.3	Each Party (the “Indemnifying Party”) shall and hereby agrees to indemnify the other Party (the “Indemnified Party”) in full in respect of any liability, damage, loss or expense (excluding indirect or consequential losses, special damages and loss of profit) incurred or suffered by or imposed upon the Indemnified Party, whether arising by way of a claim made by a Third Party or otherwise, as a result of or in connection with a breach by the Indemnifying Party of the warranties given by it under Clauses 16.1 or 16.2 (as appropriate).

16.4	If, by virtue of the transactions anticipated hereunder, it is asserted or established that the contract of employment of any individual shall have effect or have had effect as if originally made between Plethora and the individual concerned or would have had such effect but for the dismissal of the individual concerned in all cases as a result of the provisions of the Employment Regulations and/or any judicial decision interpreting the same, or otherwise:

16.4.1	where it has not already been terminated, Plethora may, upon becoming aware of the same, terminate such contract forthwith; and

16.4.2	Senetek (for the purposes of this Clause 16.4 the “Indemnifying Party”) hereby undertakes to indemnify and keep indemnified Plethora (for the purposes of this Clause 16.4 the “Indemnified Party”) on demand from and against any costs, claims, liabilities and expenses of any nature (including without prejudice to the foregoing generality, in relation to negligence claims by any employee or third party, unfair dismissal, redundancy, unlawful discrimination, breach of contract, collective consultation in terms of the Employment Regulations or otherwise, unlawful deduction of wages and equal pay) arising out of the employment of such individual and the termination thereof (whether such termination is effected by Plethora or another party), including for the avoidance of doubt any sums payable to or on behalf of such individual in respect of his employment following the Commencement Date until such termination of employment.

16.5	Plethora (for the purposes of this Clause 16.5 the “Indemnifying Party”) shall and hereby agrees to indemnify Senetek (for the purposes of this Clause 16.5 the “Indemnified Party”) in full in respect of any liability, damage, loss or expense (excluding but not limited to indirect or consequential losses, special damages and loss of profit) incurred or suffered by or imposed upon Senetek, arising by way of a claim made by a third party as a result of or in connection with use of the Patents, the Trade Marks, the Proprietary Information and the Douglas Packaging by Plethora or its Sub-Licensees, or in relation to the manufacture, marketing and sale of the Product and/or the Delivery System by Plethora or its Sub-Licensees.

16.6	The Indemnified Party agrees to give the Indemnifying Party prompt written notice of any claims made, for which the Indemnifying Party might be liable under this Clause 16, together with the opportunity to defend, negotiate, and settle such claims. The Indemnified Party shall provide the Indemnifying Party with all information in its possession, authority, and assistance necessary to enable the Indemnifying Party to carry on the defence of such suit.

16.7	Neither Party shall be responsible or bound by any settlement made without its prior written consent.

16.8	Each Party will, within thirty (30) days of execution of this Agreement, effect and maintain in full force and effect, during the period of this Agreement, the following insurances:

16.8.1	in the case of Plethora, a policy of product liability insurance with a reputable insurance company which shall provide product liability coverage (which complies with any applicable law) in the countries of the Territories and providing cover for a minimum of *** per occurrence;

16.8.2	and in the case of Senetek a policy of commercial general liability insurance with a reputable insurance company which shall provide liability coverage (which complies with any applicable law) in the countries of the Territories, and providing cover for a minimum of *** per occurrence and *** in annual aggregate, and a policy of product liability insurance with a reputable insurance company which shall provide product liability coverage (which complies with any applicable law) in the countries of the Territories and providing cover for a minimum of *** per occurrence.

Each Party will produce to the other Party at all times upon demand proof that the insurance cover required pursuant to this Clause 17.8 is in force and evidence that all premiums have been paid up to date. If a Party becomes aware that the other Party has failed to maintain the insurance required pursuant to this Clause 17.8 it may effect such insurance and the other Party will reimburse it for the reasonable cost of effecting and maintaining such insurance, on demand.

17.	TERMINATION

17.1	Each Party may terminate this Agreement forthwith by giving written notice to the other Party if:-

17.1.1	the other Party commits a material breach of any of the terms of this Agreement and, if the breach is capable of remedy, fails to remedy it within thirty (30) days after being given a written notice containing full particulars of the breach and requiring it to be remedied; or

17.1.2	an order is made or a resolution is passed for the winding-up of the other Party except in the case of a voluntary winding-up for the purposes of a scheme of reconstruction amalgamation the terms of which have previously been approved in writing by both Parties; or

*** Confidential treatment has been requested

17.1.3	an administration order is made, or a petition for such an order is presented, in respect of the other Party; or

17.1.4	a Receiver (or Administrative Receiver) is appointed in respect of the other Party or all or any of its assets; or

17.1.5	a voluntary arrangement is proposed under a governing bankruptcy law in respect of the other Party; or

17.1.6	the other Party ceases to trade or sells the whole of its business or assets or any part of its business or assets which is relevant to its ability to perform its obligations under this Agreement.

17.2	Senetek may terminate the licences granted to Plethora pursuant to this Agreement without penalty by giving written notice to Plethora forthwith in respect of any country within the Territories if Plethora markets or sells any Competing Product within that country without Senetek’s prior written consent.

17.3	For the purposes of this Clause 18, a breach will be considered capable of remedy if the party in breach can comply with the provision in question in all respects other than as to time of performance (provided always that time of performance is not of the essence).

18.	EFFECTS OF EXPIRY/TERMINATION

18.1	The accrued rights and liabilities of the parties under this Agreement will survive expiry or termination (in whole or in part) of this Agreement.

18.2	If Senetek terminates this Agreement with respect to a country in the Territories pursuant to Clause 17.1 or 17.2:

18.2.1	Plethora will transfer to Senetek all clinical, regulatory, CMC data and regulatory dossiers for or relating to the Product and/or the Delivery System in the relevant country, in its possession or control as at the date of such termination;

18.2.2	assign to Senetek (and on Senetek’s request do all acts and sign all documents necessary to transfer to Senetek) its right, title, property and interest in and to all Marketing Authorisations in respect of the relevant country; and

18.2.3	Plethora’s rights and obligations under this Agreement with respect to the relevant country shall terminate with effect from the date of such termination with the effect that all sub-licenses granted by Plethora shall also terminate provided always that if such termination has been caused through no fault of the Sub-Licensee then Senetek will at that time offer such Sub-Licensee to enter into a direct licence with such Sub-Licensee with regard to (i) the Product Patents, the Product Trade Marks, and the Proprietary Information for the manufacture, marketing, sale and distribution of the Product; (ii) the Delivery System Patents, the Delivery System Trade Marks, and the Proprietary Information for the marketing, sale and distribution of the Delivery System in conjunction with the Product; and (iii) the Douglas Packaging, and all Intellectual Property Rights related to the Douglas Packaging, in conjunction with the Product, on terms equivalent to those set out in this Agreement or on the terms of such sub-license, whichever Senetek may elect (and at the request of Plethora prior to granting any sub-licence Senetek will give a direct undertaking to Plethora’s proposed Sub-Licensee to this effect).

18.3	Senetek acknowledges that following expiry of this Agreement (but not termination of this Agreement pursuant to Clause 18.1 or 18.2) (i) Plethora and its Sub-Licensees shall be entitled to use, and Plethora shall be entitled to grant to Third Parties the right to use, the Patents, the Trade Marks, the Proprietary Information and the Douglas Packaging, and the Intellectual Property Rights (if any) relating to the Douglas Packaging, and any Development Data generated by Senetek during the period of this Agreement for the development, manufacture, marketing, sale and distribution of the Product without any further obligation to pay any sums, including but not limited to royalties, to Senetek in connection with such use, (ii) Senetek will assign to Plethora (and on Plethora’s request do all acts and sign all documents necessary to transfer to Plethora) its right, title, property and interest in and to all Trade Marks in respect of the Territories, and (iii) in addition to those Clauses referred to in Clause 18.4, Senetek’s obligations pursuant to Clauses 12 and 13 will continue.

18.4	The terms of Clauses 1 (Definitions and Interpretations), 9 (Fees/Royalties)(in respect of sums outstanding as at the date of termination only), 15 (Confidentiality), 16 (Warranties and Indemnities), 21 (Notices), 23 (General), 24 (Applicable Law) and this Clause 18 (Effects of Expiry/Termination) will continue in full force and effect regardless of the expiry or termination of this Agreement.

19.	PRE-EMPTION RIGHT

19.1	If any of the events referred to in Clauses 17.1.2 to 17.1.6 inclusive (each an “Insolvency Event”) occur in respect of Senetek, Senetek will immediately notify Plethora and, as at the date and/or time of occurrence of the relevant Insolvency Event, to the extent permitted by law Plethora will have the right, at Plethora’s sole discretion, to purchase from Senetek, at fair market value (“Fair Market Value”), the Patents, the Trade Marks, the Proprietary Information and/or the rights in and to the Douglas Packaging in the Territories. In the absence of agreement as to the Fair Market Value within twenty one (21) days following the Insolvency Event, Plethora may require the Fair Market Value to be determined by an expert agreed between the Parties or, in the absence of agreement, nominated by the then chairman of the Association of the British Pharmaceutical Industry (ABPI). Such expert will act as an expert and not as an arbitrator and his decision shall be final and binding save in the case of manifest error.

19.2	If, following an Insolvency Event, Plethora wishes to purchase any or all of, the Patents, the Trade Marks, the Proprietary Information and/or the rights in and to the Douglas Packaging in the Territories at Fair Market Value from Senetek, it shall so notify Senetek and Senetek will use its best endeavours to procure that the relevant sale to Plethora proceeds as expeditiously as possible.

20.	NOTICES

20.1	All notices, requests, claims, demands and other communications hereunder shall be in writing in English and shall be given or made (and shall be deemed to have been duly given or made if delivered in person or by courier service, upon receipt and if delivered by registered or certified mail, five (5) working days after posting) by delivery in person, by courier service, or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the addresses specified in Clause 21.2:

If to Plethora:

Attn:	Company Secretary

If to Senetek:

Attn:	Chief Financial Officer

Notices served by fax or by electronic mail will only be effective when subsequently confirmed by hand delivery, courier or by certified or registered mail in accordance with the procedures set out in this Clause 21.

For the purposes of this Clause 20.1, a “working day” will be a day on which businesses are generally open for business in both the United States of America and the United Kingdom but excluding Saturdays, Sundays, and all bank and public (both regional and national) holidays.

20.2	Notices to Plethora shall be addressed to Plethora at its registered office with a copy sent to its principal place of business noted above or at such other address in the United Kingdom as it may have intimated to Senetek for this purpose. Notices to Senetek shall be addressed to it at its principal office referred to in the preamble to this Agreement or such other address as it may have intimated to Plethora for this purpose.

21.	FORCE MAJEURE

21.1	Any delays in or failure of performance by either Party under this Agreement will not be considered a breach of this Agreement if and to the extent that such delay or failure is caused by occurrences beyond the reasonable control of that Party including, but not limited to acts of God; acts, regulations and laws of any government; strikes or other concerted acts of workers; fire; floods; explosions; riots; wars; rebellion; and sabotage; and any time for performance hereunder will be extended by the actual time of delay caused by any such occurrence.

21.2	If either Party is so prevented from carrying out its obligations under this Agreement for a continuous period of six (6) months the Party not so prevented may terminate this Agreement on giving thirty (30) days prior written notice provided always that at the date upon which termination becomes effective the Party which was prevented from carrying out its obligations under this Agreement remains so prevented.

22.	GENERAL

22.1	Neither Party shall be entitled to assign, transfer or sub-contract, whether in whole or in part, any of its rights or obligations under this Agreement, other than as expressly set out in this Agreement, without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed.

22.2	No failure or delay by either Party in exercising any right or remedy under this Agreement shall operate as a waiver of such right or remedy nor shall any single or partial exercise or waiver of any such right or remedy preclude its further exercise or the exercise of any other right or remedy.

22.3	This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof and supersedes and replaces all prior agreements, understandings, representations, writings and discussions between the Parties whether written or oral in relation hereto. Nothing in this Agreement shall, however, operate to limit or exclude any liability for fraudulent misrepresentations.

22.4	If any of the provisions of this Agreement are or become invalid, or are ruled illegal by any court of competent jurisdiction, or are deemed unenforceable under then current applicable law from time to time in effect during the period of this Agreement, it is the Parties’ intention that the remainder of this Agreement will not be affected thereby provided that the parties’ rights under this Agreement are not materially altered. It is further the Parties’ intention that in lieu of each such provision which is held to be invalid, illegal or unenforceable, there will be substituted or added as part of this Agreement a valid, legal and enforceable provision which in effect will be as similar as possible to the effect of the original invalid, illegal or unenforceable provision.

23.	APPLICABLE LAW

This Agreement will be governed by and construed and interpreted in accordance with the laws of England and the parties hereby agree to submit to the exclusive jurisdiction of the English courts.

This is Part 1 of the Schedule referred to in the foregoing Licence Agreement between Senetek plc and Plethora

Part 1(a)

Product Patents

Country	Patent No.	Title
Australia	641184	Erection Inducing Methods/Composition
Austria	493485	Erection Inducing Methods/Composition
Belgium	493485	Erection Inducing Methods/Composition
Canada	2065270	Erection Inducing Methods/Composition
Czech	280446	Erection Inducing Methods/Composition
Denmark	493485	Erection Inducing Methods/Composition
E.P.C	493485	Erection Inducing Methods/Composition
Finland	104231	Erection Inducing Methods/Composition
France	493485	Erection Inducing Methods/Composition
Germany	493485	Erection Inducing Methods/Composition
Great Britain	493485	Erection Inducing Methods/Composition
Hong Kong	HK1011292	Erection Inducing Methods/Composition
Hungary	208088	Erection Inducing Methods/Composition
Israel	95505	Erection Inducing Methods/Composition
Italy	493485	Erection Inducing Methods/Composition
Japan	3149946	Erection Inducing Methods/Composition
Liechtenstein	493485	Erection Inducing Methods/Composition
Lithuania	3544	Erection Inducing Methods/Composition
Luxembourg	493485	Erection Inducing Methods/Composition
Mexico	177318	Erection Inducing Methods/Composition
Netherlands	493485	Erection Inducing Methods/Composition
Norway	307498	Erection Inducing Methods/Composition
Romania	116346	Erection Inducing Methods/Composition
Russia	2098120	Erection Inducing Methods/Composition
Slovak	279489	Erection Inducing Methods/Composition
South Korea	230720	Erection Inducing Methods/Composition
Spain	493485	Erection Inducing Methods/Composition
Sweden	493485	Erection Inducing Methods/Composition
Switzerland	493485	Erection Inducing Methods/Composition
Taiwan	54687	Erection Inducing Methods/Composition
Ukraine	27354	Erection Inducing Methods/Composition
U.S.	5236904	Erection Inducing Methods/Composition
U.S.	5447912	Erection Inducing Methods/Composition
Argentina	AR255.172M	Erection Inducing Methods/Composition
Venezuela	421.95	Erection Inducing Methods/Composition

Part 1 (b)

Delivery System Patents

Country	Patent No.	Title
Argentina	253898	Med Injector/Methods
Australia	671322	Med Injector/Methods
Canada	2125179	Med Injector/Methods
Chile	1222.93	Med Injector/Methods
China	1119179(93118246.8)	Med Injector/Methods
Denmark	0616541	Med Injector/Methods
Egypt	20095	Med Injector/Methods
France	0616541	Med Injector/Methods
Germany	69322249.2	Med Injector/Methods
Ireland	0616541	Med Injector/Methods
Israel	107038	Med Injector/Methods
Italy	0616541	Med Injector/Methods
Japan	509348/94	Med Injector/Methods
Kuwait	77PA/93	Med Injector/Methods
Malaysia	MY-109675	Med Injector/Methods
Mexico	187163	Med Injector/Methods
New Zealand	256977	Med Injector/Methods
Philippines	31811	Med Injector/Methods
Saudi Arabia	94032104	Med Injector/Methods
South Korea	317900	Med Injector/Methods
Spain	0616541	Med Injector/Methods
Syria	4512	Med Injector/Methods
Taiwan	069424	Med Injector/Methods
Turkey	27115	Med Injector/Methods
UK	0616541	Med Injector/Methods
Uruguay	23661	Med Injector/Methods
Venezuela	1-1507-93	Med Injector/Methods
U.S.	5,354,287	Program Auto Injector/Vial w Retract Needle
U.S.	5,709,668	Auto Med Injector Employ NonCoring Needle

This is Part 2 of the Schedule referred to in the foregoing Licence Agreement between Senetek plc and Plethora

Part 2(a)

Product Trade Marks

Country	Trademark No.	Title
Australia	717072	Invicorp
Australia	896624	Invicorp
Bahrain	20901	Invicorp
Canada	822771	Invicorp
CTM (E.C.)	66365	Invicorp
Japan	4149820	Invicorp
Kuwait	40254	Invicorp
Morocco	62381	Invicorp
New Zealand	675195	Invicorp
Pakistan	137833	Invicorp
South Korea	391244	Invicorp
Taiwan	756874	Invicorp
United States	2537523	Invicorp

	Part 2(b)

	Delivery System Trade Marks

Country	Trademark No.	Title
Canada	896,991	Reliaject
China	1,372,042	Reliaject
CTM (E.C)	703,256	Reliaject
Japan	4,300,606	Reliaject
United States	76/340162	Reliaject

This is Part 3 of the Schedule referred to in the foregoing Licence Agreement between Senetek plc and Plethora

Part 3

North America

United States of America

Canada

This is Part 4 of the Schedule referred to in the foregoing Licence Agreement between Senetek plc and Plethora Bioscience Limited

Douglas Packaging Design Drawings

The following five (5) pages contain design drawings for the Douglas Packaging.

SCALE 1:1
1.75
7.50
26.00
28.10
SCALE 1:1
SCALE 1:1

IF IN DOUBT ASK !

Rev	Date	Details
B	04/06/04	7.5 WAS 14.5, P/P WAS ACETAL
A	12/05/03	Original

File name:	906_01_CLIP
TOLERANCES UNLESS OTHERWISE STATED:	[illegible]
ALL DIMENSIONS IN MM	ADEPT
COPYRIGHT - ADEPT Limited, NZ	
Client:	DOUGLAS PHARMACEUTICALS
Description:	IMPOTENCE SYRINGE CASE - CLIP

Design approval:	Finish:	BEAD BLAST	Spark Gap:	N/A
	Material:	P/P	Shrinkage:	
Toolroom approval:	Date:	12/05/03	Drawing No.	
	Drawn:	MW	906_01_CLIP	
	Sheet:	1 of 1

IN WITNESS WHEREOF these presents are executed in duplicate as follows:-

Subscribed for and on behalf of SENETEK plc by Frank J. Massino at on the day of 2006, in the presence of this witness:

Witness	Authorised Signatory

Full Name

Address

Subscribed for and on behalf of PLETHORA SOLUTIONS LIMITED, by , Authorised Signatory, at on the day of 2006, in the presence of this witness:

Witness	Authorised Signatory

Full Name

Address

LICENCE AGREEMENT

between

SENETEK plc

and

PLETHORA SOLUTIONS LIMITED

DUNDAS & WILSON CS 191 West George Street Glasgow G2 2LD Tel 0141 222 2200 Fax 0141 222 2201 Legal Post: LP1 Glasgow 8 Ref: AW/CPH/LCW/ARD012.0093